Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ARC Group Worldwide, Inc. on Forms S-8 (Nos. 333-209043 and 333-208345), of our report dated September 26, 2017 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended June 30, 2017.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado

September 26, 2017